Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-4 of Meta Financial Group, Inc. of our report dated March 19, 2018, on the consolidated financial statements of Crestmark Bancorp, Inc. as of December 31, 2017 and 2016 and for each year in the three year period ended December 31, 2017, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Grand Rapids, Michigan

March 19, 2018